Exhibit 14

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

PCS’ Chief Executive Officer, Chief Financial Officer, Controller, and other financial professionals are responsible for ensuring that all documents the Company files with the U.S. Securities and Exchange Commission and all public communications by the Company contain full, fair, accurate, timely, and understandable disclosures about the Company.

This Code of Ethics for Senior Financial Officers clarifies the responsibilities of PCS’ Chief Executive Officer, Chief Financial Officer, Controller and other financial professionals regarding PCS’ financial integrity. Any amendments or waivers with respect to this Code of Ethics for Senior Financial Officers may be approved only by the audit committee of PCS’ board of directors and must be promptly disclosed to shareholders on PCS’ website as required by applicable securities laws. The PCS Code of Ethics for Senior Financial Officers is as follows:

PCS Code of Ethics for Senior Financial Officers

This PCS Code of Ethics for Senior Financial Officers applies to the President and Chief Executive Officer, Chief Financial Officer, and Controller of PCS and its reporting subsidiaries and all professionals serving in a finance, accounting, treasury, tax or investor relations role. PCS expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing, and abide by PCS’ Standards of Conduct and other policies and procedures adopted by PCS that govern the conduct of its employees. This PCS Code of Ethics for Senior Financial Officers is intended to supplement PCS’ Standards of Conduct.

You agree to:

1.

Ethical Conduct. Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2.

Avoid Conflicts of Interest. Avoid conflicts of interest and disclose to the chair of the audit committee of PCS’ board of directors any material transaction or relationship that reasonably could be expected to give rise to such a conflict. A “conflict of interest” arises when your personal interests could reasonably be expected to affect your judgment of what is in PCS’ best interest. Conflicts of interest arise in many situations, including when you (a) directly or indirectly transact business with PCS, (b) use your position with PCS for personal gain, or (c) compete directly or indirectly with PCS.

3.

Protect Confidentiality. Take all reasonable measures to protect the confidentiality of non-public information about PCS, its subsidiaries, and their customers obtained or created in connection with your employment activities, and to prevent the unauthorized disclosure of such information unless required by applicable law.